Blueknight Announces Appointment of New CEO;
Changes to Board

OKLAHOMA CITY, Okla, September 17, 2012 -- Blueknight Energy Partners, L.P. (NASDAQ: BKEP and BKEPP) (“BKEP” or the “Partnership”), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced that BKEP’s general partner has appointed Mark Hurley as its new Chief Executive Officer, effective as of September 20, 2012. Mr. Hurley has served as the Senior Vice President, Crude Oil and Offshore of Enterprise Products, LLC since 2010, where he led the newly formed crude oil and offshore business segment. Mr. Hurley began his career at Shell, where he served from 1981 to 2009, most recently as President of Shell Pipeline Co., LP. Mr. Hurley received his bachelor of science in chemical engineering from North Carolina State University. Mr. Hurley will replace James Dyer, whose intended resignation was announced by the Partnership earlier this year.

In connection with his resignation as Chief Executive Officer, Mr. Dyer also has resigned from the Board of Directors (the “Board”) of BKEP’s general partner, effective as of September 20, 2012. Francis Brenner of Vitol Inc. has been appointed to fill Mr. Dyer’s seat on the Board. Mr. Brenner has served as the Investments Director for the Americas for Vitol Inc. since 2010. Between 2001 and 2010, Mr. Brenner was with Morgan Stanley, most recently as an Executive Director in the Morgan Stanley Commodities Group. Prior to joining Morgan Stanley, Mr. Brenner was involved in the design and construction of utility infrastructure at Tyco International.

Mr. Duke R. Ligon, Chairman of the Board of Directors of BKEP’s general partner, stated, “As we look to the future, we are excited about the experience and vision that Mark brings to Blueknight, and we are confident that under his leadership Blueknight will continue to thrive.” Mr. Ligon continued, “On behalf of the Board of Directors, we thank James for his commitment and service to Blueknight over the past three years, both as a member of the Board and as Chief Executive Officer. We extend a warm welcome to Francis as he joins the Board and trust that his knowledge and insight will be valuable to the Board as we continue to seek out strategic growth opportunities to solidify Blueknight’s role as a leading midstream service provider.”

Forward-Looking Statements

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s future cash flows and operations, the Partnership’s ability to pay future distributions, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the SEC. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,285 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 280 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt product and residual fuel oil storage located at 44 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations
(918) 237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden (405) 715-3232 or (405) 818-1900